Exhibit (h)(4)

AMENDED AND RESTATED SUB-ADMINISTRATION AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made as of the 1st day of June, 2021, between Alight Solutions LLC (“Administrator”), and BlackRock Advisors, LLC (“BAL”).

W I T N E S S E T H:

WHEREAS, the Administrator (formerly known as Hewitt Associates LLC) and BAL previously entered into a Sub-Administration Agreement dated May 1, 2016 (the “Original Agreement”); and

WHEREAS, the Administrator provides administrative services to Alight Series Trust (the “Trust”), which has registered with the Securities and Exchange Commission (“SEC”) as an open- end series management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Alight Money Market Fund (the “Fund”) is a series of the Trust; and

WHEREAS, BAL provides administrative services to the Treasury Money Market Master Portfolio (the “Master Portfolio”), a series of the Master Investment Portfolio, which has registered with the SEC as an open-end series management investment company under the 1940 Act; and

WHEREAS, the Fund intends to meet its investment objective by investing in shares of the Master Portfolio; and

WHEREAS, the Administrator desires to retain BAL as subadministrator for the purpose of performing certain services for the Fund; and

WHEREAS, BAL is willing to serve as subadministrator on the terms and conditions hereafter set forth; and

WHEREAS, effective [March 1, 2021], this Amended and Restated Agreement amends and restates the Original Agreement in order to effectuate a change in Article 3, Compensation of the Subadministrator.

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE 1

Duties of the Subadministrator

1.1 The Administrator hereby employs BAL to act as subadministrator and to furnish (or to arrange for affiliates to furnish) the services described below for the period and on the terms and conditions set forth in this Agreement. BAL hereby accepts such employment and agrees during such period, at its own expense, to render (or to arrange for affiliates to render) such services for the compensation provided for herein. The parties intend that BAL shall for all purposes be deemed a subcontractor of the Administrator and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund.

1.2. BAL shall provide the Administrator with the services set forth in Schedule A and such other incidental administrative services relating to the Fund as the Administrator may from time to time reasonably request in writing.

1.3 BAL shall prepare and be responsible for filing with the SEC and any state securities regulators requiring such filing, all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Master Portfolio. BAL shall bear any costs or registration and qualification of shares, preparation and filing of the documents listed in this Section 1, to the extent that such costs are not borne directly by the Master Portfolio.

ARTICLE 2

Other Obligations of the Parties

2.1 BAL shall provide the Administrator upon request, free of charge, a PDF of the Edgar filing of the current registration statement for the Master Portfolio.

2.2 The Administrator shall furnish, or cause to be furnished, to BAL or its designee, a copy of each prospectus for the Fund or statement of additional information for the Fund in which the Master Portfolio or BAL is named prior to the filing of such document with the SEC.

ARTICLE 3

Compensation of the Subadministrator

3.1 For the services rendered and expenses assumed by BAL, the Administrator shall pay to BAL at the end of each calendar month a fee based upon the average daily value of the net assets of the Fund at the annual rate of 0.015% of the average daily net assets of the Fund, commencing on the date hereof.

3.2 Notwithstanding Section 3.1, if the total fees paid by the Administrator and the Fund to BAL or any affiliates of BAL minus any expense waivers made at the Master Portfolio level by BAL or any affiliates of BAL (“combined fees less waivers”) exceed the Fund’s gross yield as calculated by the Fund or its agent, BAL agrees that the Administrator will reduce the fee described in Article 3.1 owed to BAL by the amount the combined fees less waivers exceed the Fund’s gross yield.

ARTICLE 4

Duration and Termination of this Agreement

4.1 This Agreement shall become effective as of the date first written above and shall remain in effect until terminated. This Agreement may be terminated by either party for any reason at any time, without the payment of any penalty, upon three (3) months’ advance written notice to the other party (the “Notice Period”), provided that such termination shall be effective upon the later to occur of the end of the Notice Period and full redemption by the Fund of any interests held in the Master Portfolio.

ARTICLE 5

Governing Law

5.1 This Agreement shall be construed in accordance with the laws of the State of California.

ARTICLE 6

Miscellaneous

6.1 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

6.2 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

6.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BLACKROCK ADVISORS, LLC

By:

Title: Managing Director

By:

Title:

ALIGHT SOLUTIONS LLC

By:

Title: EVP-Legal

Schedule A

ADMINISTRATIVE SERVICES

Maintenance of books and records

Maintaining an inventory and record of investments in the Master Portfolio by the Fund, and providing any information or assistance reasonably required by the Administrator or the transfer agent of the Trust to reconcile such inventory and record with the books and records of the Fund.

Providing the Administrator with any information or assistance reasonably required by the Administrator to calculate tax distributions for the Fund.

Maintaining, preparing or providing such other records relating to investments in the Master Portfolio by the Fund which the Administrator may reasonably require in connection with reports relating to the Trust or the Fund to regulatory authorities.

Reports

Preparing and providing information reporting to the Administrator relating to the performance or holdings of the Master Portfolio as may reasonably requested by the Administrator in order to provide information to shareholders of the Fund or to determine compliance with applicable law.

Other Administrative Support

Preparation of reports or other information relating to the Fund’s investment in the Master Portfolio that the Administrator may reasonably request be made to third- party reporting services.

Upon request of the Administrator, attendance at Fund Board meetings and help in preparing reports to the Fund’s Board (or answering questions from the Administrator in connection therewith).

Upon request of the Administrator, obtaining information regarding the Master Portfolio and its compliance policies and procedures (to the extent available) that it is necessary for the Administrator to obtain in connection with the Fund’s compliance policies and procedures.

Upon request of the Administrator, providing any assistance the Administrator may reasonably request in connection with responding to regulatory inquiries on behalf of the Fund.